Exhibit 99.1

Press Release	II-VI Incorporated 375 Saxonburg Boulevard Saxonburg, Pennsylvania 16056 Telephone (724) 352-4455

Release Date:	October 2, 2007	Contact:	Craig A. Creaturo
Chief Financial Officer and Treasurer
(724) 352-4455
ccreaturo@ii-vi.com
Homepage: www.ii-vi.com

II-VI Incorporated

Announces Agreement to Acquire Majority Interest in

HIGHYAG Lasertechnologie GmbH

PITTSBURGH, PA – October 2, 2007 – II-VI Incorporated (NASDAQ NGS: IIVI) announced today it has executed a definitive stock purchase agreement whereby a wholly owned subsidiary of II-VI Incorporated (II-VI) will acquire 74.9% of the equity interests of HIGHYAG Lasertechnologie GmbH (HIGHYAG) in exchange for cash. The remaining 25.1% of HIGHYAG will be owned by Dr. Bjoern Wedel, chief executive officer of HIGHYAG, who will remain with HIGHYAG as managing director after the acquisition by II-VI. The transaction is expected to close in II-VI’s third quarter of fiscal year 2008. Financial terms of the transaction were not disclosed.

HIGHYAG was founded in 1995 and is based near Berlin, Germany. HIGHYAG is a leader in the design and manufacture of automated equipment to deliver high-power one micron laser light for cutting, drilling and welding in automotive, semiconductor and other materials processing applications. HIGHYAG produces tools for laser materials processing, including modular laser processing heads for fiber lasers, YAG lasers and other one micron laser systems. HIGHYAG also manufactures beam delivery systems including fiber optic cables and modular beam systems. HIGHYAG had revenues for the year ended December 31, 2006 of approximately $6.2 million.

As a result of this acquisition, II-VI will expand its product offerings of laser optics and components. The products of HIGHYAG will complement the products of II-VI’s Infrared Optics and Near-Infrared Optics businesses.

“We are excited to join II-VI to leverage our competencies in order to address new applications for the one micron laser market that are being enabled by recent advancements in fiber lasers, disk lasers and semiconductor laser sources, while expanding our North American sales and customer service presence. The acquisition will not only provide HIGHYAG better access to new markets and an increased level of financial strength, but also will emphasize our strategy of being an independent laser component supplier,” stated Dr. Bjoern Wedel, chief executive officer of HIGHYAG.

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II-VI Incorporated

October 2, 2007

“The acquisition of a majority interest in HIGHYAG is an important part in the growth strategy of II-VI. This acquisition will enable us to supply components into the fiber laser market, and is a further extension of the competencies we have in providing a wide range of optical components for industrial laser applications,” said Francis J. Kramer, chief executive officer and president of II-VI Incorporated.

Upon completion of the acquisition, the Company will update its guidance. As discussed in more detail below, actual results may differ from forecasts due to numerous factors including changes in product demand, raw material pricing, competition and general economic conditions.

About II-VI Incorporated

II-VI Incorporated, the worldwide leader in crystal growth technology, is a vertically-integrated manufacturing company that creates and markets products for a diversified customer base including industrial manufacturing, military and aerospace, medical radiology, high- power electronics and telecommunications, and thermoelectronics applications. Headquartered in Saxonburg, Pennsylvania, with manufacturing, sales, and distribution facilities worldwide, the Company produces numerous crystalline compounds including zinc selenide for infrared laser optics, cadmium zinc telluride for gamma radiation detectors, silicon carbide for high-power electronic and microwave applications, and bismuth telluride for thermoelectric coolers.

The Company’s infrared optics business, II-VI Infrared, manufactures optical and opto-electronic components for industrial laser and thermal imaging systems. The Company’s near-infrared optics business, VLOC, manufactures near-infrared and visible light products for industrial, scientific, military and medical instruments and laser gain materials and products for solid-state YAG and YLF lasers. In the Company’s military and materials business, the military infrared optics business, Exotic Electro-Optics (EEO), manufactures infrared products for military applications and the materials business, Pacific Rare Specialty Metals & Chemicals, is a producer and refiner of selenium and tellurium metals and chemicals. In the Company’s Compound Semiconductor Group, the eV PRODUCTS division manufactures and markets solid-state x-ray and gamma-ray sensor products and materials for use in medical, industrial, environmental, scientific and homeland security applications; the Wide Bandgap Materials (WBG) group manufactures and markets single crystal silicon carbide substrates for use in the solid-state lighting, wireless infrastructure, RF electronics and power switching industries; the Marlow Industries, Inc. subsidiary designs and manufactures thermoelectric cooling and power generation solutions for use in defense, space, photonics, telecommunications, medical, consumer and industrial markets; and, the Advanced Materials Development Center (AMDC) provides expertise in materials development, process development, and manufacturing scale up.

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-

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II-VI Incorporated

October 2, 2007

forward basis. The forward-looking statements in this press release involve risks and uncertainties, which could cause actual results, performance or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above to prove to be correct; (ii) the risks relating to forward-looking statements and other “Risk Factors” discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007; (iii) purchasing patterns from customers and end-users; (iv) timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; and/or (vi) the Company’s ability to devise and execute strategies to respond to market conditions.

CONTACT: Craig A. Creaturo, Chief Financial Officer and Treasurer of II-VI Incorporated, 724-352-4455, or e-mail, ccreaturo@ii-vi.com.

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